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                         [LETTERHEAD of Barry M. Portnoy]


                                 June 26, 1996



Mr. Neal M. Elliott, Chairman
Horizon/CMS Healthcare Corporation
6001 Indian School Road, NE
Albuquerque, NM 87110

  RE: Resignation from Board of Directors

Dear Neal:

   I hereby resign as a Director of Horizon/CMS Healthcare Corporation.

   As evidenced at the last Board meeting I disagree with the approach adopted by a majority of the Board for dealing with the issues raised in the pending investigations and litigations.

   My resignation should be considered effective immediately.


                                          Sincerely,



                                          /s/ BARRY M. PORTNOY
                                          --------------------------
                                          Barry M. Portnoy


cc: Horizon Board of Directors